Exhibit 10.2
AMENDMENT TO OPTION AGREEMENT

THIS AMENDMENT, entered into as of July 28, 2005, to that certain Option Agreement dated July 12, 2005, between IFT CORPORATION, a Delaware corporation (the "Company") and DOUGLAS J. KRAMER, an individual (the "Optionee").

W I T N E S S E T H:

WHEREAS, the Company desires to make certain changes to the Option Agreement to clarify the intent of the parties with respect to the Sales Goal Thresholds and Gross Profit Margin vesting criteria; and

WHEREAS, pursuant to Section 12 in the Option Agreement, the Option Agreement may only be amended with the consent of the Optionee;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the parties mutually agree as follows:

FIRST: Section 4.1 is hereby amended to be and to read in its entirety as follows:

“4.1.  Vesting Schedule. The Options vest upon the Company meeting the following Sales Goal Thresholds and Gross Profit Margins:

4.1.1  480,000 Options for $ 12 Million in Sales at a 25% Gross Profit Margin for a fiscal year;
4.1.2  340,000 Options for $ 18 Million in Sales at a 25% Gross Profit Margin for a fiscal year;
4.1.3  340,000 Options for $ 24 Million in Sales at a 25% Gross Profit Margin for a fiscal year;
4.1.4  340,000 Options for $ 30 Million in Sales at a 25% Gross Profit Margin for a fiscal year; and
4.1.5  500,000 Options for $ 40 Million in Sales at a 25% Gross Profit Margin for a fiscal year.”

SECOND: Section 4.2 is hereby amended to be and to read in its entirety as follows:

“4.2  Sales Goal Thresholds Non-Repetitive. The Sales Goals Thresholds and number of Options referenced in Section 4.1 are non-repetitive, which means once a particular Sales Goal Threshold has been met for any fiscal year, that same Sales Goal Threshold is not eligible to be used again to vest additional options for any other fiscal year (e.g. if the Sales Goal in 4.1.1 is met for the 2005 fiscal year, then that same opportunity is not available for any other fiscal year).”

THIRD: Section 4.3 is hereby amended to be and to read in its entirety as follows:

“4.3  Gross Profit Margin Requirement. “Gross Profit Margin” is calculated by taking Gross Profit and dividing it by Total Sales Revenue. Notwithstanding the foregoing, at the sole discretion of the Company’s Board of Directors, upon recommendation of the Compensation Committee, the Gross Profit Margin Requirement described in this Section 4.3 may be decreased or waived entirely for an acquisition(s) or merger or otherwise adjusted as determined by the Compensation Committee. This Section 4.3 in no way requires the Corporation to make an acquisition(s) or merge with any other entity.”

FOURTH: Section 4.4 is hereby amended to be and to read in its entirety as follows:

“4.4  Vesting Procedure. The determination of whether or not a particular Sales Goal Threshold and Gross Profit Margin, including any adjustments thereto, if any, is met for a given year is made by the Compensation Committee based on the independent annual audited financial statements of the Company, as approved by the Audit Committee, and ratification and approval of such determination by the Board of Directors.”

FIFTH: The parties hereto hereby agree that all references in the Option Agreement to the "Option Agreement" or "Agreement" shall include this Amendment to the Option Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

IFT CORPORATION		OPTIONEE

/s/ Sharmeen Hugue, Secretary	/s/ Kelly Hicks	/s/ Douglas J. Kramer	/s/ Audrey Kosta
Sharmeen Hugue	Witness	Douglas J. Kramer	Witness
Corporate Secretary